Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

dated as of September 20, 2023

among

ProSomnus, Inc.,

the Subsidiary Guarantors Party Hereto

and

Wilmington Trust, National Association,
as Trustee and Collateral Agent

Subordinated Secured Convertible Notes due April 6, 2026

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), entered into as of September 20, 2023, among (i) ProSomnus, Inc., a Delaware corporation (the “Company”), (ii) ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc. (each, a “Subsidiary Guarantor”), and (iii) Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (“Collateral Agent”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee and Collateral Agent entered into the Indenture, dated as of December 6, 2022 (together with the First Supplemental Indenture, dated as of June 29, 2023, among the Company, the Subsidiary Guarantors and the Trustee and Collateral Agent, the “Indenture”), relating to the Company’s Subordinated Secured Convertible Notes due April 6, 2026 (the “Notes”);

WHEREAS, the Company intends to (i) issue and sell up to $25,000,000 of its Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred” and such issuance, the “Preferred Stock Issuance”), and (ii) exchange a portion of the Notes and the Company’s outstanding Senior Secured Convertible Notes due December 6, 2025 for new convertible notes (the “Notes Exchange”);

WHEREAS, the Company and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes desire to make certain amendments to the Indenture to, among other things, permit the Notes Exchange, the Preferred Stock Issuance and the performance of the Company’s obligations set forth in the certificate of designations describing the rights and preferences of the Series A Preferred, and have delivered to the Company and the Trustee an Act of such Holders approving this Second Supplemental Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent are entering into this Second Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Second Supplemental Indenture hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Amendments to Indenture.

(a)            Clause (i) of the definition of Change of Control set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

(i)            any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than an Excluded Person, is or becomes the direct or indirect “beneficial owner,” as defined in Rule  13d-3 under the Exchange Act, of the Company’s Common Equity representing 50% or more of the total voting power of the Company’s Common Equity, or has the power, directly or indirectly, to elect a majority of the members of the Company’s Board of Directors;

(b)            The below definition of Conversion Shares is hereby added to Section 1.01 of the Indenture immediately following the definition of Conversion Rate:

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes, the Senior Debt and the Pari Passu Debt.

(c)            The definition of Disqualified Capital Stock set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that are not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that are not Disqualified Capital Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock are convertible, exchangeable or exercisable) the right to require Company to redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Capital Stock if the change of control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions of Section 4.19 of the Securities Purchase Agreement and such Capital Stock specifically provide that Company will not redeem any such Capital Stock pursuant to such provisions prior to Company’s purchase of the Notes as required pursuant to Section 4.19 of the Securities Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, the Series A Preferred Stock shall not constitute Disqualified Capital Stock of the Company.

(d)            The below definition of Excluded Person is hereby added to Section 1.01 of the Indenture immediately following the definition of Exchange Act:

“Excluded Person” means each of HealthpointCapital, LLC, a Delaware limited liability company, and its Affiliates.

(e)            The definition of Indenture Documents set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Indenture Documents” means this Indenture, the Notes, the Security Documents, the Subsidiary Guarantees included in this Indenture, the Intercreditor Agreement and any other instrument or agreement entered into, now or in the future, by the Company, any Subsidiary Guarantor and/or any Grantor Subsidiary, on the one hand, and, if necessary, the Collateral Agent and/or Trustee, on the other hand, in connection with the Indenture.

(f)            The definition of Intercreditor Agreement set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 6, 2022, by and among Wilmington Trust, National Association, as collateral agent for the Senior Secured Parties (as defined therein) and the Collateral Agent, the Company and each Subsidiary Guarantor, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

(g)            The below definition of Pari Passu Debt is hereby added to Section 1.01 of the Indenture immediately following the definition of Outstanding:

“Pari Passu Debt” means the Company’s Subordinated Secured Convertible Exchange Notes due April 6, 2026 issued on or about September 27, 2023.

(h)            The definition of Permitted Indebtedness set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Notes, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.01(bb) attached to the Purchase Agreement, (c) lease obligations and purchase money indebtedness of up to $3,000,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets used in manufacturing the Company’s and its Subsidiaries’ products, (d) indebtedness that (i) is expressly subordinate to the Notes pursuant to a written subordination agreement with the Holders that is acceptable to each Holder in its sole and absolute discretion and (ii) matures at a date later than the 91st day following the Maturity Date, (e) financing for premiums on general business or director and officer insurance up to $3 million per calendar year, (f) the Senior Debt and (g) the Pari Passu Debt.

(i)            The definition of Senior Debt set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Debt” means (i) the Company’s Senior Secured Convertible Notes due December 6, 2025 issued on December 6, 2022 and (ii) the Company’s Senior Secured Convertible Exchange Notes due December 6, 2025 issued on or around September 27, 2023.

(j)            The below definition of Series A Preferred Stock is hereby added to Section 1.01 of the Indenture immediately following the definition of Senior Debt:

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

(k)            The definition of Transaction Documents set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Transaction Documents” means this Indenture, the Notes, the Intercreditor Agreement, the Subordinated Security Agreement, the Security Documents, the Subsidiary Guarantee, any lock-up agreements entered into in connection therewith, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(l)            Section 4.06 of the Indenture is hereby amended and restated in its entirety as follows:

If the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents (other than the Pari Passu Debt, the Senior Debt, the Series A Preferred Stock, or the Warrants) entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Rate shall be adjusted in order to reduce and only reduce the Conversion Price to equal the Base Conversion Price, provided that the Base Conversion Price shall not be less than $5.50 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Purchase Agreement). Notwithstanding the foregoing, no adjustment will be made under this Section 4.06 in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holders in writing (with a copy to the Trustee and Conversion Agent), no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4.06, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4.06, upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of shares of Common Stock upon conversion of Notes based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether such Holder accurately refers to the Base Conversion Price in the Conversion Notice.

(m)            The definition of Warrants set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Warrants” means, collectively, (i) the Common Stock purchase warrants delivered to the Holders at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit C attached thereto, (ii) the Common Stock purchase warrants delivered in connection with that certain Senior Securities Purchase Agreement, dated as of August 26, 2022, by and among Lakeshore Acquisition I Corp, a Cayman Islands exempted company, the Company and the purchasers identified on the signature pages thereto and (iii) the Common Stock purchase warrants delivered in connection with that certain Securities Purchase Agreement, dated on or about September 20, 2023, by and among the Company and the investors listed on Annex A-1 attached thereto.

(n)            Section 5.14(a)(iii) of the Indenture is hereby amended and restated in its entirety as follows:

(iii) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holders, other than the filing of a certificate of designations in connection with the issuance of the Series A Preferred Stock;

(o)            Section 5.14(a)(iv) of the Indenture is hereby amended and restated in its entirety as follows:

(iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents, (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Indenture and (iii) repurchases of the Series A Preferred Stock;

(p)            Section 5.14(a)(v) of the Indenture is hereby amended and restated in its entirety as follows:

(v) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (A) the Senior Debt, (B) the Notes to the extent paid in accordance with the terms of the Intercreditor Agreement, and (C) the Pari Passu Debt, provided that with respect to the Notes and the Pari Passu Debt (i) such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs and (ii) such payments shall not be permitted unless financial covenants are satisfied;

(q)            Section 5.14(a)(viii) of the Indenture is hereby amended and restated in its entirety as follows:

(viii) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission (other than any transaction in connection with the Company’s issuance of the Series A Preferred Stock, the Pari Passu Debt or the Senior Debt or the performance of the Company’s obligations with respect to the Series A Preferred Stock, the Pari Passu Debt or the Senior Debt) unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(r)            Section 5.17(c) of the Indenture is hereby amended and restated in its entirety as follows:

(c) Minimum Cash. The Company shall have on hand at all times, on the first of each calendar month, not less than $4.5 million, in an account (from and after October 31, 2023, subject to an account control agreement in favor of the Collateral Agent) subject to no other Liens other than the Permitted Liens.

(s)            A new Section 14.17 of the Indenture is hereby added as follows:

Section 14.17. Intercreditor Agreement.

This Indenture is subject to the restrictions contained in the Intercreditor Agreement, and each party hereto shall be bound by said Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture, the terms of the Intercreditor Agreement shall govern and control.

Section 3. Reference to and Effect on Indenture. On and after the effective date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and restated by this Second Supplemental Indenture unless the context otherwise requires, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4. Reaffirmation. In connection with the execution and delivery of this Second Supplemental Indenture, (a) the Company and each Grantor Subsidiary reaffirms, acknowledges, agrees and confirms that it has granted to the Collateral Agent, to the extent so required by and upon the terms set forth in the Subordinated Security Agreement, a security interest in the Collateral in order to secure all of its present and future Obligations and acknowledges and agrees that such security interest, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains in full force and effect on and as of the date hereof (to the extent so required by and upon the terms set forth in the Subordinated Security Agreement) and (b) each Subsidiary Guarantor ratifies and confirms its guaranty of the Obligations provided pursuant to the Subsidiary Guarantee, including without limitation all of the terms and conditions set forth in Article 12 of the Indenture, and each Subsidiary Guarantor acknowledges and agrees that its obligations under the Indenture shall remain unchanged and in full force and effect, notwithstanding the amendment of the Indenture pursuant to the terms of this Second Supplemental Indenture and that the obligations of each Subsidiary Guarantor under Article 12 of the Indenture continue to be and remain in full force and effect on and as of the date hereof.

Section 5. Direction to Execute Amended and Restated Intercreditor Agreement. By its execution hereof, the Company hereby directs the Collateral Agent to execute the amended and restated Intercreditor Agreement, to be executed on or about September 27, 2023, and the Collateral Agent shall be fully protected in executing the Intercreditor Agreement.

Section 6. Acknowledgement of Supplemental Indenture for Senior Convertible Notes. The Holders acknowledge and agree that, concurrently with this Second Supplemental Indenture, the Company and the Subsidiary Guarantors are entering into a Second Supplemental Indenture to the Indenture, dated as of December 6, 2022, among the Company, the subsidiary guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent, relating to the Company’s Senior Secured Convertible Notes due December 6, 2025 (the “Senior Supplement”) and the Holders hereby consent to the execution and delivery of such Senior Supplement.

Section 7. Governing Law. This Second Supplemental Indenture, and any dispute, claim or controversy arising under or related to this Second Supplemental Indenture, shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-101 of the General Obligations Law).

Section 8. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution”, “signed”, “signature,” and words of similar import in this Second Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper based recordkeeping system, as the case may be, to the extent and as provided under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309).

Section 9. Severability. In case any provision of this Second Supplemental Indenture or the Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10. Waiver of Jury Trial; Submission to Jurisdiction. The provisions of Section 14.10 (Waiver of Jury Trial) and Section 14.13 (Submission to Jurisdiction) of the Indenture shall apply to this Second Supplemental Indenture, mutatis mutandis.

Section 11. Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture with respect to the Company or any Subsidiary Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors. In entering into this Second Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

PROSOMNUS, INC.

By:	/s/ Brian Dow
Name: Brian B. Dow
Title: Chief Financial Officer

PROSOMNUS HOLDINGS, INC.

By:	/s/ Brian Dow
Name: Brian B. Dow
Title: Chief Financial Officer

PROSOMNUS SLEEP TECHNOLOGIES, INC.,

By:	/s/ Brian Dow
Name: Brian B. Dow
Title: Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Assistant Vice President

[Signature Page to Second Supplemental Indenture]